AMENDED AND RESTATED SERVICE FEE PLAN AND AGREEMENT

BETWEEN

PINNACLE INVESTMENTS, LLC

AND

NYSA SERIES TRUST

AMENDED AND RESTATED SERVICE FEE PLAN AND AGREEMENT dated as of the 5th day of February, 2018 by and between Nysa Series Trust (Trust) on behalf of its series, Nysa Fund (Fund) and Pinnacle Investments, LLC (Distributor).

1.

THE PLAN

This Amended and Restated Service Fee Plan and Agreement (Plan) is the Fund’s written service fee plan as described in the Fund’s registration statement on Form N-1A.  The Plan shall supersede the Fund’s Service Fee Plan and Agreement as in effect from July 30, 2007until the date this Plan takes effect. This Plan, which is intended to comply with FINRA Rule 2431, permits the Fund to incur up to 0.25% of its average daily net assets per annum and permits the Fund to compensate the Distributor for a portion of its costs incurred in connection with the personal service and the maintenance of shareholder accounts (Accounts) that hold shares of the Fund (“Shares”) in the form of “service fees” as defined below.  The Distributor is authorized under the Plan to pay “Recipients” as hereinafter defined, for rendering services and for the maintenance of Accounts.  Nothing herein contained shall be construed to characterize the Plan as a distribution plan within the meaning of Rule 12b-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

2.

DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

(a)

Service Fee.  The term “service fees” shall be defined by reference to FINRA Rule 2431(b)(9) which defines “service fees” to mean payments [made] by an investment company for personal service and/or the maintenance of shareholder accounts.

(b)

Recipient.  The term “Recipient” shall mean any broker, dealer, bank or other institution which:  (i) has rendered services in connection with the personal service and maintenance of Accounts; (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning such service; and (iii) has been selected by the Distributor to receive payments under the Plan.  Notwithstanding the foregoing, a majority of the Fund’s Board of Trustees (the “Board”) who are not “interested persons” (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the “Independent Trustees”) may remove any broker, dealer, bank or other institution as a Recipient, whereupon such entity’s rights as a third-party beneficiary hereof shall terminate.

(c)

Qualified Holdings. The term “Qualified Holdings” shall mean, as to any Recipient, all Shares owned beneficially or of record by:  (i) such Recipient, or (ii) such brokerage or other customers, or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the “Customers”), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan.  In the event that two entities would otherwise qualify as Recipients as to the same Shares, the Recipient which is the dealer of record on the books of the Fund (as maintained by the Fund’s Transfer Agent) shall be deemed the Recipient as to such Shares for purposes of this Plan.

3.

PAYMENTS FOR POST-SALE SERVICES PROVIDED BY RECIPIENTS

(a)

Amount and Frequency of Payments.  Under the Plan, the Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, in the amount of the lesser of (i) .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares, computed as of the close of each business day, or (ii) the distributor’s actual expenses under the Plan for that quarter of the type approved by the Board.  The Distributor will use such fee received from the Fund in its entirety to reimburse itself for payments to Recipients and as compensation for its other expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following paragraph.  The Distributor may make Plan payments to any “affiliated person” (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

(b)

Types of Services to Be Provided by Recipients.  The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not be limited to, the following:  answering routine inquiries from the Recipient’s customers concerning the Fund, providing such customers with information on their investment in Shares, assisting in the establishment and maintenance of Accounts in the Fund, making the Fund’s investment plans and dividend payment options available, and providing such other information and customer liason services relating to  the maintenance of Accounts as the Distributor or the Fund may reasonably request.  It shall not be presumed that a Recipient has provided services qualifying for compensation under the Plan simply because it has Qualified Holdings or Shares that entitle it to payments under the Plan.

4.

RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES OF THE DISTRIBUTOR

(a)

Responsibilities of the Distributor.  The Distributor acknowledges and understands that the Plan is not a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, and that the Fund is not authorized to incur any expenses for distribution-related activities, i.e. activities primarily intended to result in the sale of shares of the Fund.  The Distributor also acknowledges its responsibility under the Plan to monitor the activities of Recipients to ensure that all Recipients are providing the services described in the Plan.

(c)

Representations and Warranties of the Distributor. The Distributor represents and warrants that it has adopted and implemented policies and procedures satisfactory to the Board of Trustees, for the purpose of ensuring that all Recipients of service fees are actually performing the services described above in Section 3(b). In the event that either the Distributor should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate services, then the Distributor shall notify the Board of Trustees and at the request of the Board, shall require the Recipient to provide a written report or other information to verify that such Recipient is providing appropriate services as contemplated by the Plan.  If the Distributor still is not satisfied, it may take appropriate steps to terminate the Recipient’s status as such under the Plan

Payments received by the Distributor from the Fund under the Plan will not be used to pay any interest expense, carrying charges or other financial costs, or allocation of overhead by the Distributor, or for any other purpose other than for the payments described in Section 3.  The amount payable to the Distributor each quarter will be reduced to the extent that reimbursement payments otherwise permissible under the Plan have not been authorized by the Board of Trustees for that quarter.  Any unreimbursed expenses incurred for any quarter by the Distributor may not be recovered in later periods.

(d)

The Distributor shall make payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day, of Qualified Holdings owned beneficially or of record by the Recipient or by its Customers.  However, no such payments shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount (“Minimum Qualified Holdings”), if any,  to be set from time to time by a majority of the Independent Trustees.  A majority of the Independent Trustees may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rate set forth above, and/or increase or decrease the number of shares constituting Minimum Qualified Holdings.  The Distributor shall notify all Recipients of the Minimum Qualified Holdings and the rate of payments hereunder applicable to Recipients, and shall provide each Recipient with written notice within thirty (30) days after any change in these provisions.  Inclusion of such provisions or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

5.

SELECTION AND NOMINATION OF TRUSTEES

This Plan is not a distribution plan within the meaning of Rule 12b-1 under the 1940 Act, and, as such, is not subject to the requirements of Rule 12b-1.  Nevertheless, while this Plan is in effect, the selection or replacement of Independent Trustees and the nomination of those persons to be Trustees of the Fund who are not “interested persons” of the Fund shall be committed to the discretion of the Independent Trustees.    Nothing herein shall prevent the Independent Trustees from soliciting the view or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

6.

REPORTS

While this Plan is in effect, the Treasurer of the Fund shall provide at least quarterly a written report to the Fund’s Board for its review, detailing the amount of all payments made pursuant to this Plan, the identity of the Recipient of each such payment and the purposes for which the payments were made.  The report shall state whether all provisions of Section 3 of this Plan have been complied with.  The Distributor shall annually certify to the Board the amount of its total expenses incurred that year with respect to the personal service and maintenance of Accounts in conjunction with the Board’s annual review of the continuation of the Plan.

7.

RECORD RETENTION

The Trust and the Distributor shall maintain such records relating to the operation of the Plan as may be required by the regulations to which they are subject.

8.

RELATED AGREEMENTS

Any agreement related to this Plan shall be in writing and shall provide that:  (i) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not less than sixty days’ written notice to the other party to the agreement; (ii) such agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees by vote cast in person for the purpose of voting on such continuance.

9.

EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT

The Plan shall become effective on approval by the Board of Trustees, including a majority of its Independent Trustees cast in person at a meeting held for the purpose of voting on this Plan.    Unless terminated as hereinafter provided, the Plan shall continue in effect for a period of one year from the date of its approval from year to year thereafter (or as the Board may otherwise determine) only so long as such continuance is specifically approved at least annually by vote of a majority the Board and a majority of its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated at any time by vote of a majority of the Independent Trustees. All material amendments to this Plan must be approved by a vote majority of the  Board and a majority of its Independent  Trustees.

10.

DISCLAIMER OF SHAREHOLDER AND TRUSTEE LIABILITY

By signing this Service Plan and Agreement, the Distributor:  (i) acknowledges its understanding that the obligations of the Fund under this Plan are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property; (ii) represents that it has notice of the provisions of the Agreement and Declaration of Trust which expressly disclaim shareholder and Trustee liability for acts and obligations of the Fund.

NYSA SERIES TRUST

BY: /S/Robert Cuculich

DATE:  February 5, 2018

ITS:  PRESIDENT

PINNACLE INVESTMENTS, INC.

DATE:  February 5, 2018

BY: /S/Mark Hansen

ITS: PRESIDENT